FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE APPOINTS TERRENCE MOOREHEAD AS CHIEF EXECUTIVE OFFICER
New Leader brings global experience, brand building, and operational strategy

LEHI, Utah, September 26, 2018 - Nature’s Sunshine Products, Inc. (NASDAQ: NATR), today announced that Terrence Moorehead has been appointed Chief Executive Officer and a member of the Company’s Board of Directors effective October 1, 2018.

With over 20 years of experience developing consumer strategies, strengthening processes, and driving profitability across multiple channels, Mr. Moorehead brings leadership, passion and focus to Nature’s Sunshine. His in-depth experience leading complex transformations, revitalizing brands, and building high-performance teams is fully in line with the company’s future plans.

“We are excited to have someone of Terrence’s caliber lead Nature’s Sunshine into the future,” said J. Christopher Teets, board member, Chairman of the Governance Committee and a member of the executive search committee. “He brings a rich combination of leadership, experience, and energy that will breathe new life into the business. His extensive international experience, strong strategic and operational background, and practical hands-on experience building positive relationships will be valuable assets as we reposition the company for the future. Employees and distributors will find his dynamic and high energy leadership style engaging and contagious.”

Mr. Moorehead joins Nature’s Sunshine from Carlisle-Etcetera LLC, a luxury women’s apparel house that creates exclusive designer collections. At Carlisle, he enhanced branding, contemporized styling, and improved service by building omni-channel capabilities. He also served as CEO at Dana Beauty, a leader in fragrances and personal care products, where he revitalized the company’s focus on sales, new product development, and marketing excellence, with a strong emphasis on driving profitability. Prior to that, Mr. Moorehead spent over 20 years with Avon Products where he helped lead the transformation from a $2 billion company to $12 billion in annual revenues. While at Avon, he served as Vice President of Global Strategic Planning, Vice President of Strategy and Digital for North America, General Manager of Avon Italy, President of Avon Canada, and President and Chairman of Avon Japan. Prior to joining Avon, Mr. Moorehead was a management consultant at Booz Allen & Hamilton. He received his MBA from the Columbia University Graduate School of Business and his BA from Boston College in Economics and Marketing.

“I am very excited to be joining the incredible team at Nature’s Sunshine. The company has a long history of excellence, quality, and innovation, but there’s still tremendous opportunity for growth,” said Mr. Moorehead, incoming CEO. “The company’s global footprint and leadership in product development are an excellent platform to drive growth and improve shareholder value. I am eager to join the team and partner with our distributors and employees to take the business to the next level.”

Gregory L. Probert, currently Chairman of the Board and Chief Executive Officer, will retire from his position as Chief Executive Officer effective September 30, 2018, and resign from the Board effective December 31, 2018. From October 1, 2018 until the end of the year, Mr. Probert will be available as a consultant to assist in the transition.

About Nature’s Sunshine Products
Nature’s Sunshine Products (NASDAQ: NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products in more than 40 countries around the world. Nature’s Sunshine manufactures most of its products through its state-of-the-art manufacturing facility to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. The Company also supports health and wellness for children around the world through its partnership with the Sunshine Heroes Foundation. Additional information about the Company can be obtained at its website, www.naturessunshine.com.

Contact:
Scott Van Winkle, ICR
(617) 956-6736
scott.vanwinkle@icrinc.com